SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
June 19, 2007

Interface, Inc.
(Exact name of registrant as specified in its charter)

Georgia	No. 000-12016	No. 58-1451243
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2859 Paces Ferry Road, Suite 2000
Atlanta, Georgia 30339
(Address of principal executive offices)

Registrant's telephone number, including area code:
(770) 437-6800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

On June 19, 2007, Interface, Inc. (the “Company”) and InterfaceFABRIC, Inc., a subsidiary of the Company, entered into a Stock Purchase Agreement (the “Agreement”) with an affiliate (the “Purchaser”) of Sun Capital Partners, Inc., a private investment firm, for the sale of the Company’s Fabrics Group business segment. The aggregate purchase price under the Agreement would be up to $70.0 million in cash, of which $63.5 million would be paid in cash at the closing of the transaction, subject to possible working capital adjustments, and up to $6.5 million would be subject to an earn-out arrangement focused on the performance of that business segment during the 18-month period following the closing of the transaction. The Company expects the closing of the transaction to occur in July of 2007.

The closing of the transaction is subject to regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as the satisfaction of customary closing conditions set forth in the Agreement.

Additional information about certain effects of the transaction is provided under Items 2.05 and 7.01 of this Current Report on Form 8-K. The above summary is qualified in its entirety by reference to the Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K.

Item 2.05    Costs Associated with Exit or Disposal Activities.

Based on the value of the consideration the Company expects to receive at the closing of the transaction with the Purchaser described under Item 1.01 of this Current Report on Form 8-K, the purchase price represents a discount to the current carrying value of the assets and liabilities being conveyed as a result of the transaction. Because consummation of the transaction is probable in the near term, the Company anticipates recording an after-tax, non-cash impairment charge of approximately $9.0 million in the second quarter, which amount assumes receipt by the Company of all or substantially all of the $6.5 million earn-out payment provided for in the transaction. The amount also assumes the final purchase price will not be adversely affected by the working capital adjustments provided for in the Agreement.

In addition to the above charges, the Company expects to record in the second quarter after-tax, non-cash impairment charges of approximately $1.0 million with respect to other fixed assets related to the fabrics business that are not being transferred to the buyer.

The Company also expects to incur certain exit costs as a result of the transaction. These amounts, which will be recorded as incurred, are currently expected to be approximately $4.2 million after tax. The Company expects that the processes leading to these costs will be completed by the end of  fiscal 2007. The following reflects the estimated potential range of amounts, on an after-tax basis:

Employee severance payments	$ 1.2 - 1.8 million

Estimated costs of professional services and related sales costs	$ 2.0 - 2.5 million

Other exit costs	$ 0.3 - 0.6 million

The Company expects that approximately $ 3.8 - 6.0 million of the above amounts will represent pre-tax cash costs and expenses.

Item 2.06    Material Impairment.

See the discussion under Item 2.05 of this Current Report on Form 8-K with respect to the impairment charges the Company expects to record as a result of the transaction described under Item 1.01

Item 7.01    Regulation FD Disclosure.
As discussed under Item 1.01 of this Current Report on Form 8-K, on June 19, 2007, the Company entered into an agreement to sell its Fabrics Group business segment to a private investment firm. In addition, as previously announced on March 7, the Company sold its Pandel business segment, which had comprised the Company’s Specialty Products business segment.

Exhibit 99.2 hereto, which is incorporated herein by reference, contains data regarding the net sales, depreciation and amortization, and operating income of the Company excluding the activities of the Fabrics Group business segment and the Specialty Products business segment for the first quarter of 2007, as well as for each of the quarters in 2006 and 2005. The information reflected in Exhibit 99.2 is not required under applicable SEC rules, and the Company is not otherwise required to disclose the information unless it is considered to be material. Whether or not that information is properly considered to be material, the Company believes it is appropriate to make the information available generally to all persons who might consider it to be useful for their respective purposes. The presentation of the results of the Company excluding the results of the Fabrics Group business segment and the Specialty Products business segment includes non-GAAP financial measures, which management uses in managing and evaluating the Company’s business and intends to use in select discussions with interested persons about the Company’s operations and performance over periods of time. As a result, management believes this information may provide other users of the Company’s financial information with additional meaningful bases for comparing the Company’s results in a prior period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

The information set forth in this Item 7.01 by virtue of Exhibit 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits:

2.1	Stock Purchase Agreement, by and among Interface, Inc., InterfaceFABRIC, Inc. and Office Fabrics Holding Corp., dated as of June 19, 2007 (without Exhibits and Schedules).
99.1	Press Release, dated June 20, 2007
99.2	Non-GAAP Consolidated Condensed Segment Data.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Patrick C. Lynch
Patrick C. Lynch
Date: June 19, 2007	Vice President

EXHIBIT INDEX

Exhibit Number
2.1	Stock Purchase Agreement by and among Interface, Inc., InterfaceFABRIC, Inc. and Office Fabrics Holding Corp., dated as of June 19, 2007 (without Exhibits and Schedules).
99.1	Press Release, dated June 20, 2007.
99.2	Non-GAAP Consolidated Condensed Segment Data.

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